Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

677,384 SHARES OF CLASS B COMMON STOCK

OF

HYATT HOTELS CORPORATION

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Hyatt Hotels Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.    677,384 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), of the Corporation have been converted into 677,384 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of the Corporation.

2.    The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 4, 2009, as amended, provides that any shares of Class B Common Stock which are converted into shares of Class A Common Stock shall be retired and may not be reissued by the Corporation.

3.    The Board of Directors of the Corporation has adopted resolutions retiring the 677,384 shares of Class B Common Stock that converted into 677,384 shares of Class A Common Stock.

4.    Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement the Certificate of Incorporation of the Corporation shall be amended so as to reduce the total authorized number of shares of the capital stock of the Corporation by 677,384 shares, such that the total number of authorized shares of the Corporation shall be 1,408,432,856, such shares consisting of 1,000,000,000 shares designated Class A Common Stock, 398,432,856 shares designated Class B Common Stock, and 10,000,000 shares designated Preferred Stock, par value $0.01 per share.

Signature page follows.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 9th day of August, 2019.

HYATT HOTELS CORPORATION

By:	/s/ Margaret C. Egan
Name:	Margaret C. Egan
Title:	Executive Vice President, General Counsel and Secretary